UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On February 13, 2013, P. Schoenfeld Asset Management LP issued the following press release:

P. SCHOENFELD ASSET MANAGEMENT DEMANDS ACCESS TO METROPCS BOOKS AND RECORDS

UNDER DELAWARE LAW

NEW YORK, Feb. 13, 2013/PRNewswire/ - On February 11, 2013, an investment advisory client of P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) sent a demand to inspect the books and records of MetroPCS Communications, Inc. (“PCS”) pursuant to Section 220 of the Delaware General Corporation Law in order to obtain stockholder information from PCS to facilitate communication with fellow stockholders as it relates to the proposed reverse merger between PCS and T-Mobile USA (“T-Mobile”).

As previously stated in a press release distributed on February 7, 2013, PSAM intends to vote against the proposed merger between PCS and T-Mobile since PSAM is of the opinion that it would be better for PCS to remain a stand-alone company, while examining opportunities to consummate alternative transactions, rather than accept the package of cash and securities being offered to PCS stockholders.

As stated in its February 7th letter, PSAM believes that:

1.  The new combined company (“PCS/T-Mobile”) is not appropriately and fairly capitalized;

2.  The interest rate on Deutsche Telekom’s debt financing is far above market, based on PCS/T-Mobile’s anticipated credit rating; and

3.  The exchange ratio is unfair to PCS stockholders.

PSAM plans to begin discussing its detailed analysis and views on the transaction directly with stockholders to explain its reasons for believing that the merger on the currently proposed terms is not in the best interests of PCS stockholders.

Additional Information

P. Schoenfeld Asset Management LP (together with certain of its affiliates, “PSAM”) intends to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying proxy card if PSAM proceeds with the solicitation of proxies from the stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with a special meeting of such stockholders to be held to vote upon a proposed transaction between MetroPCS and T-Mobile USA, Inc.  Information relating to PSAM and the other participants in any such solicitation has been included in materials filed on February 7, 2013 by PSAM with the SEC pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.  Stockholders of MetroPCS are advised to read any such definitive proxy statement and other documents related to any such solicitation when they become available, because they will contain important information, including additional information related to the participants in any such solicitation.  When completed, any such definitive proxy statement and proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents, be available at no charge on the SEC’s web site at http://www.sec.gov.  In addition, PSAM will provide copies of the definitive proxy statement and accompanying proxy card (when available) without charge upon request.

About PSAM

PSAM was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

For Investor Inquiries:

Arthur Crozier/Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

For Media Inquiries:

Steve Bruce/Catherine Jones

ASC Advisors

(203) 992-1230